Press Release	Source: Extreme Mobile Coatings Worldwide Corp.

Extreme Mobile Coatings Worldwide Corp. enters into Letter of Intent with Clean Marine, Inc.

Nicholasville, Kentucky, March 19, 2010 – Extreme Mobile Coatings Worldwide Corp. (“EMWW.ob”) announces that it entered into a Letter of Intent, dated March 3, 2010, with Clean Marine, Inc. whereby the Registrant shall purchase 100% of the issued and outstanding common stock of Clean Marine, Inc., and its operating business known as Clean Air Today.

The closing of the transaction will occur as promptly as practicable.

Clean Marine, Inc., DBA Clean Air Today is a contracting company, servicing commercial and residential, Hotel / Motel Restaurants, the marine industry, the yacht industry, and also handles coatings, green cleaning solutions, HVAC systems and other services related to extreme mobile coating for restoration and the preservation of product and infrastructure.

Clean Marine, as part of the Company will be working with an approved Florida State contractor for various coating applications, and expects to finalize an agreement for the coating of light poles throughout the State of Florida.  Once this aspect is completed, Clean Marine, and the Company would seek to approach the State of Florida with many other coating applications, including the Department of Transportation.

Charlie Woodward, Extreme Mobile Coatings President and CEO states, “We hope to close the acquisition of Clean Marine, Inc, as soon as possible.  Adding Clean Marine to our line-up will greatly increase the reach of our product line and coating services we will be able to offer.”

About Extreme Mobile Coatings:
Through its wholly owned subsidiary, Extreme Mobile Coatings, Inc., based in Nicholasville, Kentucky, Extreme offers franchise opportunities to operate a mobile business which provides painting or coating on various surfaces utilizing a special patented mobile system developed by Xiom Corp. (XMCP.ob) and licensed to Extreme.  In addition, Extreme operates a mobile coating business in and around Nicholasville, Kentucky.

For more information regarding the companies listed herein, please see:
www.extrememobilecoating.com
www.xiom-corp.co.
www.cleanmarine.us
www.cleanairtoday.net

Forward-Looking Statements
This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control and actual results.

Contact:
Extreme Mobile Coatings Worldwide Corp.
James W. Zimbler
814-234-8500

Source: Extreme Mobile Coatings Worldwide Corp.